POWER OF ATTORNEY

     KNOW EVERYONE BY THESE PRESENTS, that I, Nelson Peltz, hereby make, constitute and appoint each of Brian L. Schorr, Stuart I. Rosen, David I. Mosse and Greg Essner, each with full power to act individually and with full power of substitution, my true and lawful agent and attorney-in-fact and confer upon each such agent and attorney-in-fact the power and authority, in my name, place and stead, in any way which I could do if personally present:

     (1) to execute for and on my behalf, in my capacity as an officer, director and/or stockholder of Trian Acquisition I Corp., any and all forms and filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, including, without limitation, Forms 3, 4 and 5;

     (2) to do and perform any and all acts for and on my behalf (in any of the capacities described in paragraph (1) above) which may be necessary or desirable to complete and execute any such forms or filings and timely file such forms or filings with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) to execute and deliver on my behalf (in any of the capacities described in paragraph (1) above) any other forms, filings, consents, authorizations, certificates, instruments or other documents necessary or desirable to authorize, approve, effect, facilitate or consummate any of the transactions described above.

     IN WITNESS WHEREOF, I have hereunto set my hand on this 2nd day of October, 2008.


 	                                          /s/Nelson Peltz
                                                  _____________________
                    	                          Name: Nelson Peltz